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                     April 20, 2023

       Dan Lynch
       Chief Financial Officer
       DP Cap Acquisition Corp I
       341 Newbury Street, 6th Floor
       Boston, Massachusetts 02115

                                                        Re: DP Cap Acquisition
Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2023
                                                            File No. 001-41041

       Dear Dan Lynch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Erika Weinberg